UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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RIDGEWOOD ENERGY Y FUND, LLC
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RE:	Ridgewood Energy Y Fund, LLC
Notice of Consent Materials

Dear Shareholder:

Enclosed is a notice of solicitation of consents, including a consent solicitation statement (the “Consent Solicitation Statement”) and a shareholder consent card (the “Consent Card”), all of which relate to the proposed first amendment to the limited liability company agreement of Ridgewood Energy W Fund, LLC (the “Fund”) that would enable Ridgewood Energy Corporation, as the Fund’s manager (“Manager”), to enter into “put contracts” on behalf of the Fund for a portion of the Fund’s oil and/or natural gas production (the “Amendment”). The Amendment, the Manager’s put contract program, pursuant to which the Manager acquired put contracts for certain other energy investment funds it manages, and other relevant information is described more fully in the accompanying Consent Solicitation Statement. Ridgewood Energy Corporation, as the Manager of the Fund, recommends that you CONSENT to the Amendment.

You will need to complete and timely return the Consent Card. If the holders of a majority of shares of the Fund do not consent to the Amendment, the Amendment will not be adopted, the Manager will not enter into put contracts for and on behalf of the Fund, and the Fund will not participate in the Manager’s put contract program (as described herein).

A failure to submit your Consent Card, or an abstention, will have the same effect as withholding consent to the Amendment and will constitute your rejection of the Amendment.  If you take no action, it is effectively a vote against the Amendment.

PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR CONSENT CARD BY MAIL OR BY FAX AS SOON AS POSSIBLE, BUT IN NO EVENT LATER THAN THE CLOSE OF BUSINESS ON [ • ], 2011 SO THAT YOUR VOTE COUNTS.

The Consent Solicitation Statement is dated [ • ], 2010 and is first being mailed to shareholders on or about [ • ], 2010.

Sincerely,
Robert E. Swanson
Chief Executive Officer
Ridgewood Energy Corporation
Manager of Ridgewood Energy Y Fund, LLC

Ridgewood Energy Y Fund, LLC
14 Philips Parkway
Montvale, New Jersey 07645
___________________

NOTICE OF SOLICITATION OF CONSENTS
___________________
To our Shareholders:

NOTICE IS HEREBY GIVEN that Ridgewood Energy Corporation (the “Manager”), manager of Ridgewood Energy Y Fund, LLC, a Delaware limited liability company (the “Fund”), on behalf of the Fund, is soliciting the written consent and approval from the holders (“Shareholders”) of the Fund’s limited liability company membership interests (“Shares”) of the first amendment to the Fund’s limited liability company agreement (the “Amendment”), without the necessity of holding a special meeting of Shareholders.  The purpose of the Amendment is to enable the Manager to enter into put contracts for and on behalf of the Fund for a portion of the Fund’s oil and/or natural gas production.  If the Amendment is approved, the Manager would be able to enter into put contracts for and on behalf of the Fund as described in the Consent Solicitation Statement that accompanies this Notice.   The Manager recommends that you CONSENT to the Amendment.

Your attention is directed to the Consent Solicitation Statement accompanying this Notice which more fully describes the Amendment and the reasons for the Amendment.  The Manager has fixed the close of business on [●], 2010 as the record date (the “Record Date”) for determining the Shareholders entitled to notice of consent in lieu of a meeting of Shareholders and entitled to execute consents regarding the proposal described in the Consent Solicitation Statement.

Unless the Manager elects to extend the deadline, the consent process and the opportunity to consent to the proposal by returning a Consent Card will end at 5:00 p.m. Eastern Time on [●], 2011 (the “Expiration Time”).  Consent will be effective only if the Shareholder completes, signs and timely returns the Consent Card accompanying this Notice.

Your consent is important.  Please mark, date, sign and return the enclosed Consent Card and return it in the enclosed envelope, or by hand, by facsimile, or by overnight courier as promptly as possible.   You may revoke your consent in the manner described in the accompanying Consent Solicitation Statement at any time before the Expiration Time.

Montvale, New Jersey	Sincerely,
[● ], 2010

Robert E. Swanson
Chief Executive Officer
Ridgewood Energy Corporation
Manager of Ridgewood Energy Y Fund, LLC

Important Notice Regarding the Availability of the Consent Solicitation Statement. Our Consent Solicitation Statement dated [•], 2010 is available on the Internet at  http://www.ridgewoodenergy.com.

Ridgewood Energy Y Fund, LLC
___________________

CONSENT SOLICITATION STATEMENT
[●], 2010

Solicitation of Consents

This Consent Solicitation Statement is being furnished to holders (“Shareholders”) of shares of limited liability company membership interests (“Shares”) in Ridgewood Energy Y Fund, LLC (the “Fund”), a Delaware limited liability company, in connection with the solicitation of written consents by Ridgewood Energy Corporation (the “Manager”), on behalf of the Fund, to approve the first amendment (the “Amendment”) to the Fund’s limited liability company agreement (the “LLC Agreement”).  The Amendment would enable the Manager to enter into put contracts for and on behalf of the Fund, for a portion of the Fund’s oil and/or natural gas production, as more fully set forth in this Consent Solicitation Statement.  No meeting will be held in connection with this solicitation of consents from the Shareholders.  This Consent Solicitation Statement and accompanying Consent Card and notice are first mailed to the Fund’s Shareholders on or about [●], 2010.

Please mark, date, sign and return the enclosed Consent Card in the enclosed envelope, or by hand, by facsimile or by overnight courier, as promptly as possible.   No postage is required if your Consent Card is mailed within the United States.  The Fund will bear the cost of soliciting consents, including the preparation, assembly and mailing of the consent soliciting materials, as well as the cost of forwarding the materials to the Shareholders.  Officers and regular employees of the Manager may, without compensation other than their regular compensation, solicit consents by telephone, facsimile, email, personal conversation or other means of communication.   We may reimburse trustees, nominees, fiduciaries and other custodians for the reasonable fees and expenses in forwarding the consent solicitation materials to Shareholders.

Record Date

The Manager has fixed the close of business on [●], 2010 as the record date for determining the Shareholders entitled to notice of, and to execute consents to approve, the Amendment (the “Record Date”).  On [same date], 2010, [●] Shares were outstanding and held by [●] record holders.

Required Consent; Expiration Time

The consent of holders of a majority of the Shares outstanding and entitled to vote as of the Record Date is required to approve the Amendment (the “Required Consent”).  Unless the Manager elects to extend the deadline, the consent process and the opportunity to execute a consent to approve the Amendment by returning a signed Consent Card indicating such consent will end at 5:00 p.m. Eastern Time on [●], 2011(the “Expiration Time”).

Submitting Your Consent

Each Share is entitled to one consent.  If you properly execute and timely return a Consent Card, your consent will apply to each Share of the Fund you hold as of the Record Date.  If you own fractional Shares, your consent will apply with respect to the number of fractional Shares that you own and will be treated as consent of a fraction of a Share.  If you deliver a Consent Card for fractional Shares, your consent will be combined with the consents of other fractional Shares.

All Consent Cards that are properly completed, signed and delivered prior to the Expiration Time, and not properly revoked prior to the Expiration Time, will be accepted.  If you have any questions about this consent solicitation or how to consent or revoke your consent, or if you need additional copies of this Consent Solicitation Statement or related materials, please contact Daniel V. Gulino at (201) 447-9000 or by email at generalcounsel@ridgewoodenergy.com.

Shareholders of record who desire to consent to the Amendment may do so by mailing or delivering the Consent Card to the Manager using the enclosed, postage pre-paid envelope and in accordance with the instructions contained on the Consent Card.

If the Consent Card is properly completed and signed, and is not properly revoked or changed prior to the Expiration Time, the Shares represented thereby will be counted as consenting to the approval of the Amendment. where the box corresponding to “Consent” is marked.  If the Consent Card is properly signed but does not indicate how you would like to exercise your consent by so indicating on the Consent Card, the Shares represented thereby will be counted as consenting to the approval of the Amendment.  Failure to return the enclosed written consent card will have the same effect as a vote against the approval of the Amendment. Abstentions will also be treated as votes against the approval of the Amendment.

Consent Cards must be executed in exactly the same manner as a Shareholder’s name appears on the share certificates or account registration.  If Shares to which a Consent Card relates are held of record by two or more joint holders, all such holders must sign the Consent Card.  If a signature is by a trustee, executor, administrator, guardian, proxy, attorney-in-fact, officer of a corporation, or other holder of record acting in a fiduciary or representative capacity, such person must so indicate when signing and submit proper evidence satisfactory to the Fund of such person’s authority to so act.  If Shares are registered in different names, separate Consent Cards must be executed covering each form of registration.  Please see Questions & Answers – General Information, for more information regarding completing and submitting your Consent.

TO CONSENT TO THE APPROVAL OF THE AMENDMENT, A SHAREHOLDER MUST COMPLETE, SIGN, DATE AND DELIVER TO THE MANAGER THE PROPERLY EXECUTED CONSENT CARD (OR PHOTOCOPY THEREOF) FOR SUCH SHAREHOLDER’S SHARES SUCH THAT IT IS RECEIVED BY THE MANAGER PRIOR TO THE EXPIRATION TIME.  THE CONSENT CARD MAY BE DELIVERED TO THE MANAGER BY HAND, MAIL, FACSIMILE OR BY OVERNIGHT COURIER.

Revocation of Consents

A Shareholder may revoke his, her or its consent at any time prior to the Expiration Time by mailing or by delivering by hand or faxing a properly executed Consent Card bearing a later date or by mailing or by delivering by hand or faxing a signed, written notice of revocation to the attention of the Manager such that it is received by the Manager prior to the Expiration Time.  Properly submitted revocation of a previously submitted Consent Card will be effective upon receipt by the Fund of either (i) an instrument revoking such Consent Card or (ii) a duly executed Consent Card bearing a later date.

No Appraisal Rights

Under Delaware law and the LLC Agreement, Shareholders will not be entitled to rights of appraisal with respect to the Amendment. Accordingly, to the extent that you withhold consent to or abstain with respect to the Amendment, you will not have the right to have a court judicially determine (and you will not receive) the fair value for your Shares under the provisions of Delaware law governing appraisal rights.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to beneficial ownership of the Shares as of the Record Date (no owner beneficially owns more than 5% of the Shares) by:

•	each executive officer (there are no directors); and

•	all of the executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all Shares shown as beneficially owned by them. Percentage of beneficial ownership is based on [●] Shares outstanding at the Record Date. Other than as indicated below, no officer of the Manager or the Fund owns any of the Shares.

	Number
Name of Beneficial Owner	of Shares	Percent

Robert E. Swanson,
Chief Executive Officer (1)	0.0	*
Executive officers as a group (1)	0.0	*
 * Represents less than one percent.

 (1) Includes shares owned by Mr. Swanson’s family members and trusts, which he or a family member controls.

Cautionary Statement Regarding Forward-Looking Statements

This Consent Solicitation Statement, and the documents to which we refer to in this Consent Solicitation Statement, other than purely historical information, including estimates, projections, statements relating to the Fund’s business plans, strategies and objectives, including without limitation, statements regarding the Amendment, the terms and conditions of a put contract, pricing forecasts and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the US Private Securities Litigation Reform Act of 1995, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated. You are therefore cautioned against relying on any such forward-looking statements.  An example of a forward-looking statement made herein is the statement that the Manager will consider both NYMEX and OTC put contracts but that it not does not intend to focus on any particular type of put contract, and an example of an event that could cause this to differ materially from what is anticipated is the existence of market conditions that limit the general availability of put contracts on terms and conditions acceptable to the Manager, thereby restricting the Manager’s alternatives to a particular type of put contract. Statements can generally be identified by words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “target,” “pursue,” “may,” “will,” “will likely result,” and similar expressions and references to future periods. Forward-looking statements made in this document speak only as of the date on which they are made. The Fund undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

QUESTION AND ANSWERS: PUT CONTRACTS

Q.	What am I being asked to approve with this Consent Solicitation?

A.
You are being asked to approve an amendment to the Fund’s LLC Agreement that would authorize the Manager, on behalf of the Fund, to enter into put contracts for a portion of the Fund’s oil and/or natural gas production, as more fully set forth in this Consent Solicitation Statement.

Q.	What is a put contract?

A.
For purposes of this Consent Solicitation Statement, a put contract (or a put option) is a contract that gives the Fund, as owner of the contract, the right to collect a payment from (or the option to sell oil or natural gas to) the other party to the put contract if the market price of the Fund’s oil or natural gas falls below a certain price on a specified date with respect to a contracted amount of the oil or natural gas, all of which is agreed upon when entering into the put contract.

Q.	Is there any risk associated with a put contract if the Fund does not produce the “contracted” amount of oil or natural gas?

A.
No, there is no “production risk” associated with put contracts.  If a payment to the Fund is due under the put contract, it will be paid whether or not the Fund produced the contracted quantity of oil or natural gas, as the case may be.  In fact, the payment would be made to the Fund, if owed, even if the projects owned by the Fund produced no oil or natural gas.  The only risk of a put contract, as defined herein, other than third party contract risk, is the potential loss of the cost of the put contract if the price of the oil or gas as set forth in the put contract is less than the market price during the period covered by the contract.  In such circumstances, no payment would be due under the put contract, the put contract would be unexercised with the Fund incurring the relatively small cost of the put contract.  The Fund, however, would still be able to sell the natural gas or oil it produced, if any, to the market and receive the then current market price.

Q.	Why is the Manager seeking my consent?

A.
Under the LLC Agreement, the Manager has exclusive and broad management powers with respect to the management and operations of the Fund.  However, there is language in the Fund’s Offering Memorandum, but not the LLC Agreement, which could be viewed as restricting the Manager’s power with respect to its ability to enter into put contracts on behalf of the Fund.  The Manager is seeking Shareholder consent to the Amendment to the LLC Agreement to clarify that the Manager is authorized to enter into such put contracts and remove any ambiguity with respect to this matter. If Shareholders approve the amendment to the LLC Agreement, the Manager will be authorized to engage in put contract transactions on behalf of the Fund.  The Manager has not negotiated any potential put contracts for the Fund and its execution of any such contracts in the future, if the Amendment is approved, will depend on many factors, including the then current and forecasted future price of oil or natural gas. If the Amendment is not approved by the Shareholders, the Manager will not enter into put contracts on behalf of the Fund.

Q.	Are other Ridgewood Energy investment funds being solicited to approve a similar amendment to their respective limited liability company agreements?

A.
Yes.  The Manager is also soliciting the consent of the shareholders of the Ridgewood Energy A-1 Fund, Ridgewood Energy W Fund, LLC, Ridgewood Energy X Fund, LLC, and Ridgewood Energy Z Fund, LLC to approve the same amendment to their respective limited liability company agreements as the Manager is seeking from the Fund.  The confidential offering memorandum for each of these Ridgewood Energy investment funds contains the same potentially restrictive language as contained in the Fund’s Offering Memorandum.

PROPOSAL: To approve an amendment to the LLC Agreement to authorize the Manager to enter into put contracts on behalf of the Fund.

Introduction

The Manager requests that Shareholders of the Fund approve an amendment to the Fund’s LLC Agreement that would authorize the Manager to enter into put contracts for and on behalf of the Fund.  As used in this Consent Solicitation Statement, a put contract relating to oil or natural gas is one that gives the Fund, as owner of the contract, the right to collect a payment from or, alternatively, the right to sell oil or natural gas to, the other party to the put contract if the market price of oil or natural gas falls below a certain price on a certain date with respect to a stipulated amount of oil or gas, all of which is agreed upon by the parties to the put contract upon entering the contract.  The purpose of put contracts is to mitigate the impact of oil and natural gas price volatility on the Fund’s cash distributions to investors.  As explained further below, the Manager conducted a pilot program in which certain other energy investment funds it manages participated and acquired put contracts for a portion of their natural gas production.  The Fund did not participate in this program.

The Fund’s LLC Agreement, gives the Manager broad and exclusive authority to manage and control the Fund’s business, property and affairs. However, the Fund’s Offering Memorandum contains certain language that could be interpreted potentially to restrict the Manager’s exercise of such authority with respect to its ability to enter into put contracts on behalf of the Fund.  The Offering Memorandum provides that “other than the sale of the Fund’s oil and natural gas, the Fund will not engage in any market or trading activity that could result in potential liabilities.”  Although entering into put contracts (as more fully described below) may not constitute either engaging in market or trading activity other than the sale of the Fund’s oil and natural gas or creating potential liabilities, the Manager nevertheless determined to obtain the consent of the Shareholders to an amendment to the LLC Agreement that explicitly authorizes the Manager to enter into put contracts on behalf of the Fund.

The Manager’s Put Contract Pilot Program

Since 2008, there has been volatility in the natural gas market.  Although natural gas prices enjoyed a long-term gradual rise from 2003 through early 2008, they experienced a dramatic spike upwards during the summer of 2008 and then a steep decline in 2009.  After reaching a high price of over $13/Million Cubic Feet (“MCF”) in the spring of 2008, by September 2009, prices had fallen to below $3/MCF.  Natural gas prices have recovered somewhat during the later part of 2009 and early in 2010, but during the course of 2010 have generally stayed within the $3/MCF to $4.50/MCF range. The volatility of natural gas prices, as well as the possibility of even lower prices than those in the recent period referred to above, can negatively impact Fund distributions to Shareholders.

Because of this natural gas price volatility, in early 2010 the Manager instituted a put contract pilot program (the “Program”) as an additional risk management measure the purpose of which was to reduce the impact on distributions to Shareholders of a softer natural gas price environment. Eight of the energy investment funds managed by the Manager participated in the Program (“Participating Funds”).  The Program was focused on reducing the impact of the volatility of natural gas prices on Fund distributions to Shareholders, but the Manager intends to broaden the application of the Program to also focus on reducing the impact on distributions from oil price volatility.

A put contract is intended to serve as a limited form of price insurance. The purchase of a put contract can be used as a mechanism to provide some protection against the deterioration of the value of an asset, in this case oil or natural gas, in a declining price environment for that asset. By purchasing put contracts for a portion of the natural gas the Participating Funds produced, these Participating Funds obtained the right to collect payment from the counterparty to the put contract if on a certain date (the “Put Contract Expiration Date”) the price of natural gas was below an agreed upon price as set forth in the contract (the “Strike Price”). In return for this right, the Participating Funds paid the then current market price for the put contract, which is similar to the “premium” paid on an insurance policy.  If the market price of natural gas on the Put Contract Expiration Date was lower than the Strike Price, the Participating Funds collected the difference between those two prices. Alternatively, if the market price was higher than the Strike Price, then the Participating Funds would not have exercised the put contract, which would expire unused and the premium paid for the put contract would represent an expense of the Fund.   However, in either case, whether the market price for gas was above or below the Strike Price, a Participating Fund was able to sell its gas on the market and receive the market price.  The put contracts settled financially, through a payment from the counterparty to the Participating Funds when that payment was owed.

More specifically, in January 2010 the Manager purchased on behalf of the Participating Funds for a portion of their natural gas production a March through October series of eight monthly put contracts that would pay each Participating Fund if for any, or all, of the eight months covered by the contracts, the price of natural gas fell below $4.90/MCF for the respective month (collectively, the “2010 Put Contracts”, and each individually, a “2010 Put Contract”). The Put Contract Expiration Date for each month’s set of 2010 Put Contracts was five (5) business days before the start of the succeeding month (e.g., July 23 for August gas).  Therefore, for the period of March 2010 through October 2010, on the Put Contract Expiration Date for each month’s 2010 Put Contract, each of the Participating Funds had the right to collect some amount of money from the counterparty to the 2010 Put Contracts if natural gas for the coming month was selling below $4.90/MCF. If so, the Participating Funds exercised the 2010 Put Contract for that month and received $4.90/MCF for the quantity of natural gas covered by the 2010 Put Contract, although in actuality the Participating Funds received the difference between the Strike Price ($4.90/MCF) and the lower market price.  Accordingly, each Participating Fund realized a benefit if the Strike Price less the market price was greater than the premium of the 2010 Put Contract for that month. In this way, the Participating Funds had a price floor for the contract quantity of natural gas covered by the 2010 Put Contract.  If, on the other hand, the market price was greater than the Strike Price, or not far enough below the Strike Price to offset the premium, then the Participating Funds suffered a loss equal to all, or a portion of, the premium and related transaction costs, if any. The premium paid by the Participating Funds for each 2010 Put Contract was $0.255/MCF of natural gas subject to the 2010 Put Contract, which in the aggregate amounted to approximately $374,850 to cover approximately 1,470,000 MCF of production in the 2010 Put Contracts.  The Manager believed the costs to the Participating Funds to be a relatively modest premium based on the 2010 Put Contract seller’s expected forecast of natural gas prices during the term of the 2010 Put Contracts.  The Participating Funds, of course, paid the premium only for natural gas that was subject to the 2010 Put Contracts.   The Manager intends to limit the costs of any future Put Contracts for a month to a Participating Fund or to the Fund if the Amendment is approved, to no more than 5% of the Fund’s expected monthly production cash flow for that month.

As of October, 2010, all of monthly 2010 Put Contracts under the Program have settled, resulting in an aggregate realized net gain of $562,320 to the Participating Funds.  This amount is allocated among the Participating Funds based on the amount of production the Participating Fund contributed to the 2010 Put Contract, with gains realized by the Participating Funds ranging from as low as $24,504 to a high of $108,060.  No Participating Fund suffered a net loss on the 2010 Put Contracts.   The Manager’s allocable share of the net gain was $4,079.  These net gains under the Program, however, are not necessarily indicative of future performance.  Therefore, Shareholders of the Fund should not assume that the net gain from these Put Contracts is any indication of the overall performance of any other put contracts to be purchased by the Manager in the future.  No assurance can be provided that any particular results under the Program will be achieved in the future.

Notwithstanding the foregoing reference to a put contract being purchased for a “portion” of the Fund’s oil or natural gas, a put contract for any given month has no bearing on underlying oil or natural gas production during that month. There is no production risk associated with put contracts.  Whether or not the Fund exercises a put contract, it will still produce gas and oil and sell such products during the month and receive the market or some other price.  Since a put contract provides a “right to a payment” or an “option” to sell oil or gas to the counterparty, other than the potential loss of the “premium” paid for the put contract, there is no financial cost to the Fund from a put contract if the Fund does not produce sufficient (or any) quantities of oil or natural gas.

Although to date, the Manager purchased the 2010 Put Contracts for the Participating Funds, the terms of which are described above, the Manager may purchase put contracts for a different period of time (either shorter or longer than eight months) or may purchase just put options which give the option to sell oil or gas or may purchase put contracts that allow it to exercise the contract at any time until a certain date, as opposed to a specified settlement or expiration date.  Moreover, in addition to exercising rights under the put contract or allowing such rights to expire, the Manager may terminate a put contract by selling it or closing it out in the secondary market at its current price, assuming a liquid secondary market exists.  In addition, put contracts may be purchased on an exchange (e.g., the New York Mercantile Exchange or NYMEX) or can be acquired in over-the-counter (“OTC”) transactions, like the Put Contracts described above.  Unlike exchange-traded put contracts, which are standardized with respect to expiration date, contract size, strike price, and other such characteristics, the terms of an OTC put contract generally are established through negotiation with the other party to the contract.  While an OTC arrangement allows for greater flexibility to tailor put contracts to fit certain needs at a given time and under specific circumstances, OTC put contracts generally involve greater credit and default risk than exchange-traded put contracts, which are guaranteed by the clearing organization of the exchange on which they are traded.  The Manager will consider both NYMEX and OTC put contracts, but does not currently intend to focus on any particular type of put contract, and it will enter into a put contract transaction, if at all, only after a thorough review of all relevant factors, including current and forecasted prices for natural gas or oil.

The Manager purchased the 2010 Put Contracts for the Participating Funds to protect these funds against a period of abnormally mild weather (either a warm remainder of the winter or a cool summer, both of which result in lower gas prices and reduced energy demand). The 2010 Put Contracts were purchased for only a portion of the expected natural gas production of the Participating Funds for the period March - October 2010; therefore, the Program did not provide a guaranteed price floor for all production from Participating Funds.

The Manager has not negotiated any specific put contract for the Fund and cannot predict when it may enter into such contracts for the Fund in the future.  The Amendment to the LLC Agreement would authorize the Manager to do so if the Manager determines that entering into such contracts is in the best interests of the Fund and its Shareholders.

The Manager does not intend to engage in certain activity for the Participating Funds known as “forward selling.”   In a “forward sale” of natural gas or oil, the seller makes a firm commitment to deliver a certain quantity of oil or natural gas to a buyer at a future date at an agreed upon price. A forward sale involves significant production risk.  If on the expiration date of a forward sale, the seller does not have sufficient oil or natural gas production to deliver to the buyer, then the seller will be required to “cover” that transaction by purchasing in the market the needed quantities of natural gas or oil or, alternatively, paying the buyer the difference between the agreed upon price and the then current market price. If the market price increased substantially by the time the forward sale is completed, then the cost to the seller to cover the forward sale could be financially damaging.  The Amendment does not authorize the Manager to enter into such “forward sale” contracts.

Interest of Certain Persons in Matters to Be Acted Upon

Pursuant to the LLC Agreement, the Manager is entitled to 15% of the distributions generated by the Fund.  As a result, the Manager is allocated a share of any net gain or loss on the put contracts entered into by the Fund.

Risk of Put Contracts

A put contract is a form of “price insurance” that does not carry with it the obligation to produce or deliver any amount of natural gas or oil.  If the market price of natural gas or oil is above the Strike Price of the put contract, the put contract will not be exercised by the Fund and the premium paid on the put contract would be an expense to the Fund.  Unlike a forward sale, a put contract carries no production risk. The primary risk to the Fund associated specifically with a put contract is the loss of the put contract’s premium if on the Put Contract Expiration Date, the market price of natural gas and/or oil exceeds the Strike Price of the put contract.

However, in addition to the potential loss of the premium paid for the put contract, there is also the counterparty credit risk associated with put contracts. Credit risk is the risk that a loss may be sustained as a result of the failure of a counterparty to comply with the terms of the put contract.  However, such risk generally exists to varying degrees with any third-party transaction.  As mentioned above, the counterparty risk for exchange-traded (or NYMEX) put contracts is less than the risk for privately-negotiated (or OTC) put contracts because the exchange is the issuer of, or counterparty to, the put contract and provides a guarantee of performance. While the Manager intends to investigate both forms of put contract, and depending on terms and conditions, may enter into either or both NYMEX and OTC contracts for and on behalf of the Fund, it does not intend to focus on one form of put contract over another.

Amended LLC Agreement

 A proposed Amendment to the LLC Agreement, as proposed in this Consent Solicitation Statement, is attached to this Consent Solicitation Statement as Annex A.

Failure to Approve the Amendment

If the holders of a majority of Shares outstanding and entitled to consent to the approval of the Amendment do not consent, the LLC Agreement will not be amended as described herein and the Manager will not enter into put contracts for and on behalf of the Fund nor will the Fund participate in the Program as described above.  While this may save the Fund its allocable share of the premiums paid for such put contracts, it also means that the sale price for a portion of the Fund’s oil or natural gas production would continue to lack the protection described above in the event of a decline in market prices.  In addition, if other investment funds managed by the Manager that are also soliciting shareholder consent to similar amendments to their limited liability company agreements approve such amendments, the Fund may be the only such investment fund, or one of a limited number of such investment funds, that would not be participating in the Program.

Recommendation of the Manager

THE MANAGER HAS APPROVED, AND RECOMMENDS THAT YOU CONSENT TO THE AMENDMENT TO THE LLC AGREEMENT TO AUTHORIZE THE MANAGER TO ENTER INTO PUT CONTRACTS ON BEHALF OF THE FUND, AS DESCRIBED HEREIN.

QUESTIONS AND ANSWERS: GENERAL APPLICATION

Q:	Who is soliciting my consent?

A.	Consents are being solicited on behalf of the Ridgewood Energy Y Fund, LLC by Ridgewood Energy Corporation, as the Manager of the Fund.

Q.	Will a meeting be held to vote on the Amendment?

A.
No. A Consent Solicitation Statement and accompanying Consent Card are furnished so that the Shareholders may take action by shareholder consent as specified herein (and in accordance with applicable provisions of the LLC Agreement) without the necessity of holding a special meeting of Shareholders.

Q.	Who is entitled to consent to approve the Amendment?

A.	Only Shareholders of record of the Fund as of the Record Date will be entitled to notice of, and to execute consents to approve, the Amendment.

Q.	What is the Record Date?

A.
The Record Date is the date for determining Shareholders entitled to notice of, and entitled to execute consents to approve, the Amendment. The Manager has fixed the close of business on [●], 2010 as the Record Date.

Q.	What number of consents is required to approve the Amendment?

A.
The written unrevoked consent of holders of a majority of Shares of the Fund outstanding as of the Record Date is required to approve the Amendment (“Required Consent”).  As of the Record Date, there were [●] Shares outstanding.

Q.	How many consents do I have?

A.
Each Share is entitled to one consent.  If you properly execute and timely return a Consent Card, your consent will apply to each Share of the Fund you hold as of the Record Date.  If you own fractional Shares, your consent will apply with respect to the number of fractional Shares that you own and will be treated as consent of a fraction of a Share.  If you deliver a Consent Card for fractional Shares, your consent will be combined with the consents of other fractional Shares.

Q.	How long is the solicitation period?

A.
The period during which the consents will be solicited will begin on the date of this Consent Solicitation Statement and will end on the Expiration Time. The Expiration Time will be 5:00 p.m. Eastern Time on [●], 2011, unless extended by the Manager, in its sole discretion, to a later date, which date will not be later than [●], 2011.  We refer to this period as the solicitation period.  You will be notified of any extension of the solicitation period.  Consent Cards received prior to 5:00 pm Eastern Time on the last day of the solicitation period will be effective, provided that the Consent Card has been properly executed.

Shareholders are asked to give their Consent to the Amendment no later than 5:00 pm Eastern Time on [●], 2011 by completing and returning the enclosed Consent Card by faxing it to (201) 447-0474 or by mailing it or delivering by hand to the Manager at 14 Philips Parkway, Montvale, New Jersey 07645-1811.

Q.	What should I do now?

A.
After carefully reading and considering the information contained in this Consent Solicitation Statement, the Manager recommends that you give your consent to the Amendment by marking, signing, dating and timely returning the enclosed Consent Card by mail in the envelope provided with this Consent Solicitation Statement or by fax to (201) 447-0474 or delivery by hand.

Q.	Do I need the signature of anyone with whom I own a share jointly?

A.	Yes. If a Share or fractional Share is held through joint ownership, then each owner of the Share or fractional Share needs to sign the Consent Card.

Q.	May I change my consent after I have either mailed or faxed my signed Consent Card?

A.
Yes. If you submit a Consent Card and then wish to revoke or change your election to consent, withhold consent or abstain, you will need to mail or delivery by hand  or send by facsimile a new Consent Card effecting your written revocation, abstention or consent so that it is received by the Manager at 14 Philips Parkway, Montvale, New Jersey 07645-1811, or by facsimile at (201) 447-0474, respectively, prior to the Expiration Time.

Q.	How are consents counted?

A.	If you:

●
mark “Consent” with respect to the Amendment and properly sign, date and timely return the enclosed Consent Card and do not properly revoke or change your consent prior to the Expiration Time, the Shares represented by your Consent Card will be counted as consenting to the Amendment;

●
mark “Consent Withheld” with respect to the Amendment and properly sign, date and return the enclosed Consent Card and do not properly revoke or change your consent prior to the Expiration Time, the Share represented by your Consent Card will be counted as not consenting to the Amendment;

●
properly sign, date and timely return the enclosed Consent Card but do not indicate how you would like to exercise your consent with respect to the Amendment by so indicating on the form, the Shares represented thereby will be counted as consenting to the Amendment;

●
properly sign, date and return the enclosed Consent Card and affirmatively elect to “Abstain” from consenting with respect to the Amendment, it will have the same effect as not consenting to the Amendment; or

●	do not timely return your Consent Card, it will have the same effect as not consenting to the Amendment.

Q.	How does the Manager recommend that I exercise my consent?

A.	The Manager recommends that you consent to the Amendment to effect the amendments to the LLC Agreement described therein.

Q.	If the Amendment is approved, when will it become effective?

A.	If the Amendment is approved, it will become effective, and will be dated as of, the first business day after the results of the Consent Solicitation are tabulated.

Q.	Where and when will the consents be tabulated?

A.	The consents will be tabulated at the Manager’s principal offices, located at 14 Philips Parkway, Montvale, New Jersey 07645-1811 promptly following the close of the solicitation period.

Q.	How can I find out the results of the consent solicitation?

A.
The Manager will promptly notify Shareholders in writing of the results of the consent solicitation following the tabulation of consents. The Manager will file a report on Form 8-K to announce the voting results within four business days after the Expiration Time.

Q.	Who bears the costs of the consent solicitation?

A.
The costs associated with this consent solicitation are being borne by the Fund.  Such costs include the costs of soliciting consents, including the preparation, assembly and mailing of the consent solicitation materials to Shareholders and the costs incurred to reimburse trustees, nominees, fiduciaries and other custodians for the reasonable fees and expenses in forwarding the consent solicitation materials to Shareholders.

Q.	Who can help answer my other questions?

A.
Shareholders who have questions may contact Daniel V. Gulino, Esq., Senior Vice President of Legal Affairs, at Ridgewood Energy Corporation, 14 Philips Parkway, Montvale, New Jersey 08645-1811 at telephone number (201) 447-9000, or by email at generalcounsel@ridgewoodenergy.com.

* * * * * *

Required Consent

Approval of the Amendment to the LLC Agreement requires the consent of a “Majority of the Shares,” which is defined by the LLC Agreement as “any combination of Investors holding more than fifty percent (50%) of the combined voting power of all the Shares entitled to vote at such time on such matter.”

Additional Information

We file periodic reports, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549 and may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site, www.sec.gov, through which all forms filed electronically may be accessed.  Additional shareholder information is available free of charge on the Manager’s website at www.ridgewoodenergy.com or by contacting Daniel V. Gulino, Esq., Senior Vice President of Legal Affairs, Ridgewood Energy Corporation, at 14 Philips Parkway, Montvale, New Jersey 07645, by phone at (201) 447-9000 or via email at generalcounsel@ridgewoodenergy.com.  None of the information on or accessible through our website is incorporated into this Consent Solicitation Statement.

Shareholder Proposals

Neither Delaware law nor the LLC Agreement require the Fund to hold annual meetings, as the Fund does not have a board of directors or similar body and the Manager serves in that role for the life of the Fund, except in certain limited circumstances. The Fund has not held annual meetings.

Under the LLC Agreement, however, the Manager may call meetings of the Shareholders concerning any matter on which they may vote as provided by this Agreement or by law or to receive and act upon a report of the Manager on matters pertaining to the Fund’s business and activities.  Shareholders holding 25% or more of the outstanding Shares entitled to vote on the matter may also call meetings by giving notice to the Fund demanding a meeting and stating the purposes therefore. After calling a meeting or within 20 days after receipt of a written request or requests meeting the requirements of the preceding sentence, the Fund shall mail to all shareholders entitled to vote on the matter written notice of the place and purposes of the meeting, which shall be held on a date not less than 15 days nor more than 45 days after the Fund mails the notice of meeting to the Shareholders.

Only the Manager may solicit consents in lieu of a meeting. The Fund shall effect a solicitation of consents by giving those Shareholders who may consent a notice of solicitation stating the purpose of the consent, a form of consent and the date on which the consents are to be tabulated, which shall be not less than 15 days nor more than 45 days after the Fund transmits the notice of solicitation of consents.

Householding

In some instances, we may deliver to multiple Shareholders sharing a common address only one copy of this Consent Solicitation Statement and its attachments. We may deliver to joint owners only one copy of this Consent Solicitation Statement and its attachments, but both owners should sign the Consent Card. However, if you are a Shareholder of record at such address and you wish to receive a separate copy of this Consent Solicitation Statement and its attachments or future consent statements (as applicable), you may contact Daniel V. Gulino, Esq., Senior Vice President of Legal Affairs, Ridgewood Energy Corporation, 14 Philips Parkway, Montvale, New Jersey 07645-1811 at telephone number (201) 447-9000. We will deliver separate copies of this Consent Solicitation Statement and its attachments immediately upon written or oral request. If you participate in householding and would like to receive a separate copy of the Consent Solicitation Statement and its attachments, please contact us in the manner described above. We will deliver the requested documents to you promptly upon receipt of your request.

Questions

If you have questions about this Consent Solicitation Statement or require assistance or further information may contact Daniel V. Gulino, Esq., Senior Vice President, Law, at Ridgewood Energy Corporation, 14 Philips Parkway, Montvale, New Jersey 07645-1811 at telephone number (201) 447-9000, or by email at generalcounsel@ridgewoodenergy.com.

RIDGEWOOD ENERGY CORPORATION
Manager of Ridgewood Energy Y Fund, LLC

By:
Robert E. Swanson
Chief Executive Officer

Annex A

Ridgewood Energy Y Fund, LLC
First Amendment
to the
Limited Liability Company Agreement

First Amendment
To
Ridgewood Energy Y Fund, LLC
Limited Liability Company Agreement

This First Amendment to the Ridgewood Energy Y Fund, LLC limited liability company agreement is dated as of [●], 2011 and is by and between Ridgewood Energy Corporation, a Delaware corporation, as Manager of the Ridgewood Energy Y Fund, LLC (the “Fund”) and the Investors in the Fund. The Manager and the Investors may be referred to herein collectively as the “Parties”.

Whereas, the Manager and the Investors in the Fund entered into a limited liability company agreement, dated as of May 1, 2008 (the “Agreement”);

Whereas, the Manager and the Investors desire to amend the Agreement, all upon the terms herein.

Now therefore, the Parties agree as follows:

1)	Section 6.2.1 of the Agreement is amended as follows:

(a)	Section 6.2.1(xiv) is amended by deleting the word “and” at the end of the section.
(b)	Section 6.2.1(xv) is amended by re-designating the Section as 6.2.1(xvi).
(c)	A new section 6.2.1(xv) is added as follows:

(xv)	To engage in transactions involving Put Contracts, as the Manager may determine in its sole discretion and judgment; and

2)	Annex 1 “Definitions” is amended as follows:

(a)	A new definition 70 is added as follows:

70.
“Put Contract” means a contract that gives the owner of the contract the right to collect a payment from or, alternatively, the right to sell a certain quantity of oil or natural gas to, the counterparty if, on the expiration date of the contract, the market price of natural gas or oil falls below a certain price as set forth in the contract.

(b)	The numerical designations for the remaining definitions beginning with “Regulations” through “Working Interests” shall be re-designated to accord with Section 2(a).

3)	Except as set forth in Sections 1 and 2 hereof, all other terms and provisions of the Agreement shall remain in full force and effect as written.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

Ridgewood Energy Y Fund, LLC
By: Ridgewood Energy Corporation, its Manager

By:
Robert E. Swanson
Chief Executive Officer

Ridgewood Energy Corporation

By:
Robert E. Swanson
Chief Executive Officer

CONSENT CARD

RIDGEWOOD ENERGY Y FUND, LLC
CONSENT TO ACTION IN WRITING IN LIEU OF A MEETING OF SHAREHOLDERS

CONSENT SOLICITED ON BEHALF OF RIDGEWOOD ENERGY Y FUND, LLC
 BY ITS MANAGER,
RIDGEWOOD ENERGY CORPORATION
14 Philips Parkway, Montvale, New Jersey 07645-1811
Fax: (201) 493-1789

This consent is solicited on behalf of Ridgewood Energy Y Fund, LLC (the “Fund”) by its Manager, Ridgewood Energy Corporation (the “Manager”). When properly executed and timely delivered to the Manager at the address or via the facsimile number above, this consent will be counted as designated by the undersigned. If this Consent Card is signed, dated, and delivered to the Manager with no designation by the undersigned, it will constitute the shareholder’s consent with respect to all shares of the Fund beneficially owned by such shareholder to APPROVE the proposal below (the “Proposal”).

If you affirmatively elect to abstain, or if you fail to return this Consent Card, it will have the same effect as NOT APPROVING the Proposals. If you provide no instructions, this Consent Card will be deemed to constitute the consent to APPROVE each of the Proposals with respect to all shares of the Fund that you beneficially own.

THE DEADLINE FOR RETURNING THIS CONSENT TO THE MANAGER IS 5:00 P.M. EASTERN TIME ON [DAY OF WEEK], [●], 2010.

☑ PLEASE MARK AS IN THIS EXAMPLE
(Mark only ONE of the following three boxes)
PROPOSAL:

1	To approve an amendment to the Limited Liability Company Agreement of the Ridgewood Energy Y Fund, LLC to authorize the Manager to enter into put contract transactions on behalf of the Fund.
☐ Consent ☐ Consent Withheld ☐ Abstain

THE MANAGER RECOMMENDS THAT YOU “CONSENT” TO THE PROPOSAL.

IMPORTANT — PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THIS CONSENT CARD TO THE MANAGER AT THE ADDRESS OR FACSIMILE NUMBER LISTED ABOVE.  When investor shares of beneficial interest of the Fund are held by two or more joint tenants, all such holders should sign. When signing as attorney, executor, administrator, trustee or guardian, or other fiduciary or representative capacity, please indicate the capacity in which you are acting. Consents executed by corporations should be signed by a duly authorized officer and should bear the corporate seal. If a partnership, please sign in partnership name by an authorized person. If Shares are registered in different names, separate written consents must be executed covering each form of registration.

NAME OF SHAREHOLDER:	SHARES:

SIGNATURE of Shareholder:		Date:
Print Name:

SIGNATURE of Shareholder:		Date:
Print Name: